Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM

Encore Capital Group, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-115551) and on Form S-8 (Nos. 333-125340, 333-125341, 333-125342, 333-160042, 333-189860, and 333-218877) of Encore Capital Group, Inc. (the “Company”) of our report dated February 21, 2018, except for Note 17 which is as of July 16, 2018, relating to the consolidated financial statements and our report dated February 21, 2018 on the effectiveness of the Company’s internal control over financial reporting appearing in this Current Report on Form 8-K dated July 16, 2018.

/s/ BDO USA, LLP

San Diego, California
July 16, 2018